THORNBURG ETF TRUST N-1A/A

Exhibit 99.(h)(2)

THORNBURG ETF TRUST

AUTHORIZED PARTICIPANT AGREEMENT

This Participant Agreement (the “Agreement”) is entered into by and among ALPS Distributors, Inc. (the “Distributor”) and ________________ [Participant’s Name and NSCC#] (the “Participant”) and is subject to acceptance by State Street Bank and Trust Company, as transfer agent (the “Transfer Agent”). Thornburg ETF Trust (the “Trust”) is an open-end management investment company organized as a Massachusetts business trust and consists of separate series (each, a “Fund” and collectively, the “Funds”) as set forth in Attachment A hereto. Each Fund is an open-end management investment company and a series of the Trust. The Distributor has been retained as principal underwriter of the Trust and provides certain services in connection with the sale and distribution of shares of beneficial interest of the Funds (the “Shares”). The Transfer Agent has been retained to provide certain transfer agency services with respect to the purchase and redemption of Shares and Creation Units (as defined below).

As specified in the Trust’s prospectus(es) and statement(s) of additional information, as may be amended or supplemented from time to time (together, the “Prospectus”), Shares may be purchased or redeemed from a Fund only in aggregations of a specified number of Shares as set forth in the Prospectus (each, a “Creation Unit” and collectively, the “Creation Units”). The Prospectus describes the primary form of consideration to be provided to the applicable Fund by the Participant for its own account or on behalf of any party for which it is acting (whether a customer or otherwise) (“Participant Client”), which generally includes a designated portfolio of securities (the “Deposit Securities”) and/or cash. Creation Units shall generally be redeemed in exchange for Fund securities (“Fund Securities”) and/or cash, as described in the Prospectus. The Participant also pays applicable transaction fees (“Transaction Fees”) and Taxes (as defined below). All references to “cash” shall refer to US Dollars. Capitalized terms not otherwise defined herein are used herein as defined in the Prospectus.

This Agreement is intended to set forth the terms and procedures pursuant to which the Participant may create and/or redeem Creation Units through the Continuous Net Settlement (“CNS”) clearing processes of the National Securities Clearing Corporation (“NSCC”), as such processes have been enhanced to effect purchases and redemptions of Creation Units (the “Clearing Process”), or (ii) outside the Clearing Process through the facilities of The Depository Trust Company (“DTC”).

The parties, in consideration of the premises and of the mutual agreements contained herein, hereto agree as follows:

1.	STATUS AND ROLE OF PARTICIPANT.

a. Clearing Status. The Participant represents, covenants and warrants that, with respect to orders for the purchase of Creation Units (“Creation Orders”) or orders for the redemption of Creation Units (“Redemption Orders” and, together with “Creation Orders”, “Orders”) of any Fund (i) by means of the Clearing Process, it is a member in good standing of the NSCC and a participant in the CNS system of the NSCC and will remain in good standing throughout the term of this Agreement (a “Participating Party”); (ii) outside the Clearing Process, it is a DTC participant (a “DTC Participant”); and (iii) it has the ability to transact through the Federal Reserve System. The Participant may place Orders either through the Clearing Process or outside the Clearing Process, subject to the procedures for purchase and redemption of Creation Units set forth in the Prospectus, this Agreement and Attachment B, each as may be amended from time to time (collectively, the “Procedures”). Any change in the foregoing status of Participant shall result in the automatic termination of this Agreement and Participant shall give prompt notice to the Distributor, Transfer Agent and the Trust of such change.

b. Broker-Dealer Status. The Participant represents, covenants and warrants that it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business, and (iii) a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”). The Participant agrees that it will maintain such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant further agrees to comply with all applicable U.S. federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder and with the Constitution, By-Laws and Conduct Rules of FINRA (including any NASD Rules that remain operative until such rules are subsequently renamed, repealed, rescinded or are otherwise replaced by FINRA Rules), and that it will not offer or sell Shares of any Fund in any state or jurisdiction where they may not lawfully be offered and/or sold. Any change in the foregoing status of Participant shall result in the automatic termination of this Agreement and Participant shall give prompt notice to the Distributor, Transfer Agent and the Trust of such change.

c. Underwriter Status. The Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units may be issued and sold by a Fund on an ongoing basis, a “distribution”, as such term is used in the Securities Act of 1933, as amended (“1933 Act”), may occur at any point. The Participant understands and acknowledges that some activities on its part may, depending on the circumstances, result in it being deemed a participant in a distribution in a manner that could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant also understands and acknowledges that broker-dealers who are not “underwriters,” but who effect transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus.

d. Agency. The Participant shall have no authority in any transaction to act as agent of the Distributor, Transfer Agent, the Trust or their agents. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant will be deemed to be an independent contractor. The Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Trust, the Transfer Agent or the Distributor or their designees concerning the performance of the Participant’s responsibilities under this Agreement.

e. Rights and Obligations as DTC Participant. The Participant agrees that, in connection with any transactions in which it acts for a Participant Client, including, without limitation, for any other DTC Participant or indirect participant, or any other beneficial owner of Shares (each, a “Beneficial Owner”), it shall extend to any such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant, in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus.

f. Qualified Institutional Buyer Status. The Participant represents, covenants and warrants that it currently is, and will continue to be throughout the term of this Agreement, a “qualified institutional buyer” as such term is defined in Rule 144A under the 1933 Act. Any change in the foregoing status of Participant shall result in the automatic termination of this Agreement and Participant shall give prompt notice to the Distributor, Transfer Agent and the Trust of such change.

g. No Affiliation. The Participant represents, covenants and warrants that, during the term of this Agreement, it will not be an “affiliated person”, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), of a Fund, a promoter or a principal underwriter of a Fund or an “affiliated person” of such persons due to ownership of Shares. The Participant shall give prompt notice to the Distributor, Transfer Agent and the Trust of any change to the foregoing status.

h. Agent for Proxy. The Participant represents, covenants and warrants that, from time to time, it may be a Beneficial Owner or legal owner of Shares (as that term is defined in Rule 16a-1(a)(2) of the 1934 Act). The Participant agrees to irrevocably appoint the Distributor as its agent and proxy with full authorization and power to vote (or abstain from voting) its beneficially or legally owned Shares which the Participant has not rehypothecated and which the Participant is or may be entitled to vote at any meeting of shareholders of the Fund held after the effective date of this Agreement, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. The Distributor shall vote (or abstain from voting) such Shares in accordance with Distributor’s proxy voting policies and procedures, with complete independence from and without any regard to any views, statements or interests of the Participant, its affiliates or any other person. The Participant acknowledges that the Distributor will not exercise discretion or otherwise provide advice or guidance to the Participant or any other party in connection with any vote (or abstention thereof). The Distributor may carry out its responsibilities hereunder through an agent, nominee, attorney or such other third party as it deems necessary or appropriate, to the extent allowable pursuant to applicable law.

For purposes of this Section 1.h., beneficially owned Shares shall not include those Shares for which the Participant is the record owner but which are held for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business. The Participant acknowledges that the Distributor will not exercise the voting rights applicable to such Shares. For the avoidance of doubt, it shall be the responsibility of the Participant to instruct the Distributor in writing as to which Shares will/will not be voted by Distributor as agent and proxy pursuant to this Section. The Participant represents that it has all the necessary legal power and authority to vote, and to appoint an agent and proxy to vote, all such Shares as contemplated herein. The Participant hereby agrees to indemnify and hold harmless the Distributor from and against any loss, liability, cost or expense suffered or incurred by the Distributor resulting directly from this proxy other than those arising from the gross negligence, bad faith or willful misconduct of the Distributor.

The Distributor, as proxy for the Participant hereunder: (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys in any lawful manner deemed appropriate by it, including in writing, by telephone, facsimile, electronically (including through the internet) or otherwise. The powers of such agent and proxy shall include (without limiting its general powers hereunder) the power to receive and waive any notice of any meeting on behalf of the Participant. The Distributor may terminate this irrevocable proxy under this Section 1.h. after sixty (60) days written notice to the Participant. The termination of this irrevocable proxy by itself shall not serve to terminate the Agreement.

2.	EXECUTION OF ORDERS (GENERAL TERMS).

a. Purchase and Redemption of Creation Units. All Orders shall be handled by each party hereto in accordance with the terms of the Prospectus and this Agreement (which includes the Procedures). Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. In the event of a conflict between the Prospectus and the Procedures, including the Order Procedures contained in Attachment B hereto, the Prospectus shall control.

b. NSCC. Solely with respect to Orders through the Clearing Process, the Participant as a Participating Party hereby authorizes the Transfer Agent or its designee to transmit to NSCC on behalf of the Participant such instructions, including Share and cash amounts, as are necessary with respect to the purchase and redemption of Creation Units, consistent with the instructions issued by the Participant. The Participant agrees to be bound by the terms of such instructions issued by the Transfer Agent (or its designee on behalf of the Participant) and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

c. Consent to Recording. It is contemplated that the phone lines used by the Distributor, the Transfer Agent and/or their affiliated persons will be recorded, and the Participant hereby consents to the recording of all calls with any of those parties.

d. Irrevocability. The Participant acknowledges and agrees on behalf of itself and any Participant Client that delivery of any Order shall be irrevocable, provided that the Trust, Transfer Agent and the Distributor on behalf of the Trust each reserve the right to reject any Order for any reason.

e. Prospectus Delivery; Consent to Electronic Delivery. The Participant understands a current Prospectus and all required reports for each applicable Fund are available at www.[ ].com. The Distributor will provide to the Participant copies of the Prospectus, and the Participant consents to the delivery of all Prospectuses electronically by e-mail at _______ @ __________.com [Participant’s e-mail address]. The Participant agrees to maintain a valid e-mail address and further agrees to promptly notify the other parties if its e-mail address changes. The Participant can revoke this consent upon prior written notice to the other parties. Until such notice is provided, the Participant can only obtain access to each Fund’s Prospectus, annual or semi-annual report, or other shareholder information electronically. The Participant acknowledges receipt of the Prospectus and represents it has reviewed the Prospectus and understands the terms thereof, and further acknowledges that the procedures contained therein pertaining to the purchase and redemption of Shares are incorporated herein by reference.

3.	EXECUTION OF ORDERS FOR CREATION UNITS.

a. Title to Securities; Restricted Shares. The Participant represents, on behalf of itself and any Participant Client, that, upon delivery of Deposit Securities to the Trust’s custodian (“Custodian”) and/or relevant sub-custodian (“Sub-Custodian”) in connection with a Creation Order, such Deposit Securities will not be “restricted securities” as such term is used in Rule 144(a)(3)(i) of the 1933 Act and that the Trust will acquire good and unencumbered title to such Deposit Securities, free and clear of all liens, restrictions, charges, duties and encumbrances and not subject to any adverse claims, including, without limitation, any restriction upon the sale or transfer of such securities.

b. Corporate Actions. With respect to any Creation Order of a particular Fund, such Fund acknowledges and agrees to return to the Participant any dividend, distribution or other corporate action paid to the Fund in respect of any Deposit Security transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should, in accordance with the terms of the instrument or corporate action and industry custom in the applicable market, have been paid to the Participant or Participant Client.

c. Beneficial Ownership. The Participant represents and warrants to the Distributor, Transfer Agent and the Trust that, based upon the number of outstanding Shares of any particular Fund, (i) it does not hold, and will not in the future as the result of one or more Creation Orders, hold, for the account of any single Beneficial Owner or group of related Beneficial Owners of the relevant Fund, eighty percent (80%) or more of the outstanding Shares of the relevant Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to Section 351 and 362 of the Internal Revenue Code of 1986, as amended, or (ii) it is carrying some or all of the Deposit Securities as a dealer and as inventory in connection with its market making activities, and the Deposit Securities will be marked to market under section 475 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, prior to being deposited with the Fund, and the Participant will adjust the basis of the Deposit Securities to their fair market value immediately prior to their being deposited with the Fund. Such representation and warranty shall be deemed repeated with respect to each Creation Order for each Fund. If more than one Beneficial Owner is combined in any Creation Order, this representation is made by taking into account all such Beneficial Owners’ ownership of Shares as a group. The Participant understands and agrees that the order form relating to any Creation Order of any Fund shall state substantially the same foregoing representations and warranties.

The Distributor, Transfer Agent or the Trust may, as a condition to the acceptance of a Deposit Securities, request information from the Participant regarding Share ownership by the Participant and its customers and rely thereon to the extent necessary to make a determination regarding ownership of eighty percent (80%) or more of the outstanding Fund Shares by a Beneficial Owner.

d. Sub-Custodian Account. The Participant understands and agrees that in the case of each Fund that invests in international or global securities, the Trust has caused its Custodian to maintain with the applicable Sub-Custodian for such Fund an account in the relevant foreign jurisdiction to which the Participant shall deliver or cause to be delivered the Deposit Securities for itself or any Participant Client in connection with any Creation Order, with any appropriate adjustments as advised by such Sub-Custodian or Fund, in accordance with the terms and conditions applicable to such account in such jurisdiction.

e. Deposit Securities and/or Relevant Cash Amounts. The Participant understands that the amount of any cash and the identity and the required number of Deposit Securities, as applicable, to be included with respect to any Creation Order (based on information at the end of the previous Business Day (as defined in the Prospectus)) for each Fund will be made available on each Business Day, prior to the opening of business on the New York Stock Exchange (“NYSE”) through the facilities of the NSCC. The Participant acknowledges that the identity and number or par value of the Deposit Securities may change in respect of each purchase of a Creation Unit. The Participant understands that a Creation Unit will not be issued until the requisite cash and/or Deposit Securities, as applicable, Transaction Fees and Taxes (as defined below) are transferred to the Trust on or before the settlement date in accordance with the Prospectus and in accordance with any instructions provided by the Trust, the Custodian and/or Sub-Custodian with respect to cash payments, delivery and settlement.

4.	EXECUTION OF REDEMPTION REQUESTS.

a. Order Placement. The Participant understands that Shares of any Fund may be redeemed only when one or more Creation Units are held in its account. The Participant understands and agrees that Redemption Orders may be submitted only on days that the applicable Fund is open for business, as required by Section 22(e) of the 1940 Act. The Participant represents, covenants and warrants that, upon submission of a redemption request, such redemption request complies with the terms of the then current Prospectus. The Participant further represents and warrants that it will not attempt to place a Redemption Order for the purpose of redeeming any Creation Units unless it first ascertains that it or the Participant Client, as the case may be, (i) owns outright or will own (within the meaning of Rule 200 of Regulation SHO) as of the close of the Business Day on which the Redemption Order is placed, or has full legal authority and legal and beneficial right to tender for redemption the requisite number of Shares to be redeemed and receive the entire proceeds of the redemption as of the Contractual Settlement Date (as defined in Attachment B), or (ii) will have reasonable grounds to believe that the requisite number of Shares of the relevant Fund can be borrowed (as contemplated by Rule 203(b)(1) of Regulation SHO) such that, in either case, the Participant can make good delivery of the Shares to the applicable Fund on or prior to the Contractual Settlement Date (as defined in Attachment B) of the Redemption Order. In either case, the Participant represents and warrants that such Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement, or any other agreement that would preclude the delivery of such Shares in accordance with the Prospectus and on a “regular way” basis. In the event that the Distributor, Transfer Agent and/or the Trust believes that the Participant does not have the requisite number of Shares to be redeemed as a Creation Unit, the Distributor and/or the Transfer Agent, on behalf of the Trust, may require the Participant to deliver or execute supporting documentation evidencing ownership or its right to deliver sufficient Shares of the applicable Fund in order for the Redemption Order to be in proper form and, if such documentation is not satisfactory to the Distributor and/or Transfer Agent, on behalf of the Trust, in their reasonable discretion, the Distributor and/or Transfer Agent, on behalf of the Trust, may reject without liability the Participant’s Redemption Order.

b. Additional Payment on Redemption. In the event that the Participant receives Fund Securities the value of which exceeds the net asset value of the Creation Units of the applicable Fund redeemed at the time of redemption, the Participant agrees to pay, on the same business day it is notified, or cause the Participant Client to pay, on such day, to the applicable Fund an amount in cash equal to the difference.

c. Corporate Actions. The Participant, on behalf of itself and any Participant Client, acknowledges and agrees to return to the applicable Fund any dividend, interest, distribution or other corporate action paid to it or to Participant Client in respect of any Fund Security that is transferred to the Participant or any Participant Client that, based on the valuation of such Fund Security at the time of transfer, should, in accordance with the terms of the instrument or corporate action and industry custom in the applicable market, have been paid to the Fund. The Fund is entitled to reduce the amount of proceeds due to the Participant or Participant Client by an amount equal to any dividend, interest distribution or other corporate action paid to the Participant or to Participant Client in respect of any Fund Security that is transferred to the Participant or to Participant Client that, based on the valuation of such Fund Security at the time of transfer, should, in accordance with the terms of the instrument or corporate action and industry custom in the applicable market, have been paid to the Fund.

5.	PARTICIPANT RECORDS, POLICIES AND REPRESENTATIONS.

a. Maintenance of Records. Pursuant to its obligations under applicable federal securities laws, the Participant agrees to maintain all books and records of all sales of Shares made by or through it and to furnish copies of such records to the Trust, Transfer Agent and/or the Distributor upon request.

b. Privacy. The Participant represents that it has procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations and will continue to do so throughout the term of this Agreement.

c. Shareholder Information. The Participant agrees: (i) subject to any privacy obligations or other obligations arising under the federal or state securities laws it may have to its customers, to assist the Distributor and/or the Trust in ascertaining certain information regarding sales of Shares made by or through Participant, upon the request of the Trust or the Distributor necessary for the Funds to comply with their obligations to distribute information to their shareholders as may be required from time to time under applicable state or federal securities laws, or (ii) in lieu thereof, and at the option of the Participant, the Participant may undertake to deliver to its customers that are shareholders of the Funds, the Prospectuses, as may be amended or supplemented from time to time, proxy material, annual and other reports of the Funds or other similar information that the Funds are obligated or otherwise desire to deliver to their shareholders, after receipt from the Funds or the Distributor of sufficient, reasonable quantities of the same to allow mailing thereof to such customers.

d. Anti-Money Laundering. The Participant represents, covenants and warrants that it has established and implemented an anti-money laundering program (“AML Program”) that, at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under section 326 of the USA Patriot Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against reports and suspicious activity reports, (vii) provides for screening all new and existing customers against the U.S. Department of the Treasury’s Office of Foreign Assets Control list and any other government list that is or becomes required under the USA Patriot Act or any applicable anti-money laundering laws and regulations of other jurisdictions where Participant conducts business, and (viii) allows for appropriate regulators to examine its anti-money laundering books and records. The Participant agrees that, throughout the term of this Agreement, it will maintain an AML Program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and USA Patriot Act. Participant shall provide the Distributor, Transfer Agent and the Trust with prompt notice of any change in the foregoing, which notice may, in the discretion of the Distributor, Transfer Agent and/or Trust, result in the termination of this Agreement without prior notice.

e. Marketing Materials. The Participant represents, warrants and agrees that it will not make any representations concerning a Fund, the Trust, Creation Units or Shares other than those contained in the Prospectus or in any Marketing Materials (as defined below) furnished to the Participant by the Distributor. The Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to a Fund, Creation Units or Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials, but not including any materials prepared and used for the Participant’s internal use only or brokerage communications prepared by the Participant in the normal course of its business and consistent with the Prospectus and in accordance with applicable laws and regulations) (“Marketing Materials”), except such Marketing Materials as may be furnished to the Participant by the Distributor and such other Marketing Materials as may be approved in writing by the Distributor. Any materials prepared and used for the Participant’s internal use only or brokerage communications prepared by the Participant in the normal course of its business and consistent with the Prospectus and in accordance with applicable laws and regulations will clearly indicate that they are prepared and distributed by the Participant; and Participant shall file all such materials that it prepares with FINRA, if required by applicable laws, rules or regulations. The Participant understands that the Funds may not be advertised or marketed as open-end investment companies, mutual funds, or exchange-traded funds (ETFs) that offer redeemable securities, and that any advertising materials will prominently disclose that the Shares are not individually redeemable shares of beneficial interest in the Trust. In addition, the Participant understands that any advertising material that addresses redemptions of Shares, including the Prospectus, will disclose that the owners of Shares may acquire Shares and tender Shares for redemption to the Trust in Creation Unit aggregations only. Notwithstanding the foregoing, the Participant or an affiliate of the Participant may, without the written approval of the Distributor, prepare and circulate business research reports that include information, opinions or recommendations relating to a Fund (i) for public dissemination, provided that such research reports compare the relative merits and benefits of Shares with other products and are not used for purposes of marketing Shares and (ii) for internal use by the Participant. The Participant acknowledges that the Trust, Distributor, Transfer Agent, the Trust’s investment adviser and their affiliates may disclose that the Participant is acting as an authorized participant with respect to the Trust’s Shares and has entered into this Agreement.

f. Due Diligence. Each of the Distributor and the Participant agrees to provide to the other party such information as may be reasonably requested by the Distributor or the Participant, as the case may be, in connection with performing due diligence with respect to this Agreement. For the avoidance of doubt, each of the Distributor and the Participant will bear its own respective expenses incurred in connection with such due diligence.

6.	AUTHORIZED PERSONS.

a. Certification. Concurrently with the execution of this Agreement, and from time to time thereafter as may be requested by the Trust, the Transfer Agent, or the Distributor, the Participant shall deliver to the Distributor, the Transfer Agent and the Trust, duly certified as appropriate by its secretary or other duly authorized official, a certificate, in the form set forth in Attachment C (or pursuant to other documentation deemed acceptable by the Trust, Transfer Agent or Distributor in their sole discretion) (the “Certificate”), setting forth the names, signatures and other requested information of all persons authorized to give instructions relating to any activity contemplated by this Agreement or any other notice, request or instruction on behalf of the Participant (each an “Authorized Person”). Such Certificate may be accepted and relied upon by the Transfer Agent, the Distributor and the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt, and following a reasonable period of time to act thereon, by the Transfer Agent, the Distributor and the Trust of a superseding Certificate bearing a subsequent date from the Participant that an individual should be added to, or removed from, the certificate.

b. Personal Identification Number. The Transfer Agent or Distributor, as the case may be, shall issue to each Authorized Person a unique personal identification number (“PIN”) by which such Authorized Person and the Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated. The Participant and each Authorized Person shall keep such PIN number confidential and only those Authorized Persons shall submit instructions on behalf of the Participant to the Funds, Transfer Agent, and Distributor.

c. Termination of Authority. Upon the termination or revocation of authority of such Authorized Person by the Participant, the Participant shall give prompt written notice of such fact to the Distributor, Transfer Agent and the Trust and such notice shall be effective upon receipt by the Distributor, Transfer Agent and the Trust.

d. Verification. The Transfer Agent and Distributor shall assume that all instructions and Orders issued to them using a PIN have been properly placed by an Authorized Person, unless the Transfer Agent or Distributor, as the case may be, has actual knowledge to the contrary because they received from the Participant written notice as set forth above that such person is no longer authorized to act on behalf of Participant or the Participant has properly revoked such PIN as provided herein and such party has had a reasonable period of time to act thereon. Neither the Distributor nor the Transfer Agent shall have any obligation to verify that an Order is being placed, or an instruction is being given, by an Authorized Person.

7.	PAYMENT OF CERTAIN FEES AND TAXES.

a. Transaction Fees. In connection with the purchase or redemption of Creation Units, the Participant agrees to pay on behalf of itself or the Participant Client the Transaction Fee prescribed in the Prospectus as applicable to the Participant’s transaction. The Trust reserves the right to adjust any Transaction Fee subject to any limitation as prescribed in the Prospectus.

b. Other Fees and Taxes. In connection with the purchase or redemption of Creation Units, the Participant acknowledges and agrees that the computation of any cash amount to be paid by or to the Participant shall exclude any taxes or other fees and expenses payable upon the transfer of beneficial ownership of Deposit Securities or Fund Securities. To the extent any payment of any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or any other similar tax, fee or government charge (collectively, “Taxes”) applicable to the purchase or redemption of any Creation Units made pursuant to this Agreement is imposed, the Participant shall be also responsible for the payment of any such Taxes regardless of whether or not such Taxes are imposed directly on the Participant. To the extent the Trust, the Distributor or their agents pay any such Taxes or they are otherwise imposed in connection with transactions effected by the Participant, the Participant agrees to promptly indemnify/reimburse and pay such party for any such payment, together with any applicable penalties, additions to tax or interest thereon. This section shall survive the termination of this Agreement.

8.	INDEMNIFICATION.

This Section 8 shall survive the termination of this Agreement.

a. The Participant hereby agrees to indemnify and hold harmless the Distributor, the Trust and each Fund, the Transfer Agent and their respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an “AP Indemnified Party”) from and against any loss, liability, cost and expense (including reasonable attorneys’ fees) (“Losses”) incurred by such AP Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement that relates to such Participant; (ii) any failure on the part of the Participant to perform any of its obligations set forth in this Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) actions of such AP Indemnified Party taken pursuant to any instructions issued in accordance with Attachment B (as such may be amended from time to time) reasonably believed by the Distributor, the Trust and/or the Transfer Agent to be genuine and to have been given by the Participant; (v) the Participant’s failure to complete an Order that has been accepted; or (vi)(1) any representation by the Participant, its employees or its agents or other representatives about the Shares or any AP Indemnified Party that is not consistent with the then-current Prospectus made in connection with the offer or the solicitation of an offer to buy or sell Shares; and (2) any untrue statement of a material fact or alleged untrue statement of a material fact contained in any research reports, marketing material and sales literature described in Section 5(e) hereof or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such statement or omission relates to the Shares or any AP Indemnified Party.

b. The Distributor hereby agrees to indemnify and hold harmless the Participant, its respective subsidiaries, affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Distributor Indemnified Party”) from and against any Losses incurred by such Distributor Indemnified Party as a result of (i) any breach by the Distributor of any provision of this Agreement that relates to the Distributor, (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; (iii) any failure by the Distributor to comply with applicable laws, including rules and regulations of self-regulatory organizations as such relates to the Distributor with respect to its role as principal underwriter hereunder; or (iv) any untrue statement of a material fact contained in the Prospectus or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

c. This Section 8 shall not apply to any Losses of an AP Indemnified Party or Distributor Indemnified Party to the extent such Losses were incurred as a result of or in connection with any gross negligence, bad faith or willful misconduct on the part of an AP Indemnified Party or the Distributor Indemnified Party, respectively. The term “affiliate” in this Section 8 shall include, with respect to any person, entity or organization, any other person, entity or organization which directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, entity or organization.

9.	LIMITATION OF LIABILITY.

This Section 9 shall survive the termination of this Agreement.

a. Express Duties. The Distributor, the Participant and the Transfer Agent undertake to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference, and no implied covenants or obligations shall be read into this Agreement against the Distributor, the Participant or the Transfer Agent. As set forth in Section 17 hereunder, the parties understand and agree that the Trust is a third-party beneficiary to this Agreement with full rights to enforce its terms directly against the Participant. Accordingly, the parties understand and agree that neither the Trust nor any Fund has agreed to undertake any obligations under this Agreement nor made any representations or warranties under this Agreement and no implied covenants or obligations shall be read into this Agreement against the Trust or any Fund.

The Distributor, the Participant and the Transfer Agent each agree that no provision in this Section 9 shall relieve such party from its obligations to the Trust under any servicing agreement that it has entered into with the Trust.

b. Limited Liability. In the absence of bad faith, gross negligence or willful misconduct on its part, neither the Distributor nor the Transfer Agent, whether acting directly or through agents, affiliates or attorneys, shall be liable for any action taken, suffered or omitted or for any error of judgment made by any of them in the performance of their duties hereunder. Neither the Distributor, the Trust nor the Transfer Agent shall be liable for any error of judgment made in good faith unless the party exercising such shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment. In no event shall the Distributor, the Trust or the Transfer Agent be liable for any special, indirect, incidental, exemplary, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of revenue, loss of actual or anticipated profit, loss of contracts, loss of the use of money, loss of anticipated savings, loss of business, loss of opportunity, loss of market share, loss of goodwill or loss of reputation), even if such parties have been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Distributor, the Trust or the Transfer Agent be liable for: (i) the acts or omissions of DTC, NSCC or any other securities depository or clearing corporation; or (ii) Losses incurred by the Participant or Participant Client as a result of unauthorized use of any PIN. Further, the Distributor shall not be liable for any action or failure to take any action with respect to the voting matters set forth in Section 1.h. above.

c. Force Majeure. Neither the Distributor nor the Transfer Agent shall be responsible or liable for any failure or delay in the performance of their obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; terrorism; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions.

d. Reliance on Instructions. The Distributor, the Trust and the Transfer Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized under this Agreement and the Procedures and upon any written or oral instruction, notice, request, direction or consent reasonably believed by them to be genuine.

e. No Advancement by Transfer Agent. The Transfer Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder, except as may be required as a result of its own gross negligence, willful misconduct or bad faith.

f. Data Errors and Communication Delays. Neither the Distributor nor the Transfer Agent shall be liable to the Participant or to any other person for any damages arising out of mistakes or errors in data provided to the Distributor or the Transfer Agent by a third party, or out of interruptions or delays of electronic means of communications with the Distributor or the Transfer Agent.

10.	NOTICES. Except as otherwise specifically provided in this Agreement, all notices and amendments required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by (i) personal delivery, (ii) postage prepaid registered or certified United States first class mail, return receipt requested, (iii) overnight traceable mail (e.g., Federal Express), (iv) facsimile, (v) electronic mail (e-mail) or (vi) similar means of same day delivery. Unless otherwise notified in writing, all notices to the Trust shall be given or sent as follows:

THORNBURG ETF TRUST

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Attn: Curtis Holloway

E-Mail: CHolloway@thornburg.com

All notices to the Participant, Distributor or Transfer Agent, as the case may be, shall be directed to the address, telephone, facsimile numbers or e-mail addresses indicated below the signature line of such party; provided, however, in the case of communications by the Distributor or Transfer Agent to the Participant with respect to any Order as detailed in the Procedures, the Distributor and Transfer Agent shall contact an Authorized Person or other Participant designee at such telephone number, e-mail address or facsimile number provided by such person.

11.	TERMINATION AND AMENDMENT. This Agreement shall become effective in this form as of the date accepted by the parties hereto and may be terminated at any time by any party upon thirty (30) days prior written notice to the other parties (i) unless earlier terminated by the Distributor in the event of a breach of this Agreement or the Procedures, or (ii) in the event that the Trust is terminated for any reason. This Agreement is intended to, and shall apply to, each of the current and future Funds of the Trust, such that no amendment shall be required in the event that the Trust creates new Funds or terminates existing Funds, provided, however, that notice shall be provided to the Participant of such creation or termination of Funds in accordance with this Section 11.

This Agreement may be amended upon written amendment signed by the parties hereto. Notwithstanding the foregoing, (i) the Distributor may amend the list of Funds set forth in Attachment A upon delivery of an amended Attachment A to the Participant; and (b) the Transfer Agent and Distributor reserve the right to revise the procedures set forth in Attachment B or issue additional procedures relating to the manner of creating or redeeming Creation Units upon written notification to the Authorized Participant.

12.	ENTIRE AGREEMENT. This Agreement and the Order Procedures, which are hereby incorporated herein by reference, supersede any prior agreement between or among the parties with respect to the subject matter contained herein and constitute the entire agreement among the parties regarding the matters contained herein.

13.	ASSIGNMENT. No party may assign its rights or obligations under this Agreement (in whole or in part) without the prior written consent of the other parties, which shall not be unreasonably withheld; provided that, any party may assign its rights and obligations hereunder (in whole, but not in part) without such consent to an entity acquiring all, or substantially all of its assets or business or to an affiliate so long as the acquiring entity or affiliate is able to comply and fulfill the duties and obligations under this Agreement.

14.	SEVERANCE. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supranational body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement so long as this Agreement, as so modified, continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits, obligations, or expectations of the parties to this Agreement, unless the Distributor determines in its discretion, after consulting with the Trust, that the provision of this Agreement that was held invalid, illegal or unenforceable does affect the validity, legality or enforceability of one or more other provisions of this Agreement, and that this Agreement should not be continued without the provision that was held invalid, illegal or unenforceable, and in that case, upon the Distributor’s notification of the Trust of such a determination, this Agreement shall immediately terminate and the Distributor will so notify the Participant immediately.

15.	COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all shall constitute but one and the same instrument.

16.	GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the conflicts of laws provisions thereof. The parties irrevocably submit to the personal jurisdiction and service and venue of any federal or state court within the State of New York having subject matter jurisdiction, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement.

17.	TRUST AS THIRD-PARTY BENEFICIARY. The parties understand and agree that the Trust, as a third-party beneficiary to this Agreement, is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust.

18.	INTERPRETATION. Titles and section headings are included solely for convenient reference and are not a part of this Agreement.

See next page for signature

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the __ day of _______________, 20___.

ALPS DISTRIBUTORS, INC.

BY:

PRINTED NAME:	Stephen Kyllo

TITLE:	SVP & Director

ADDRESS:	1290 Broadway, Suite 1000
Denver, CO 80203

TELEPHONE:	844-383-2577
FACSIMILE:	(303) 824-3320

EMAIL:	apagreementsmailbox@sscinc.com

PARTICIPANT:

NAME:
NSCC#:

TAX ID#:

BY:

PRINTED NAME:

TITLE:

ADDRESS:

TELEPHONE:
FACSIMILE:
E-MAIL:

ACCEPTED BY:
STATE STREET BANK AND TRUST COMPANY, as Transfer Agent

BY:

PRINTED NAME:

TITLE:

ADDRESS:

TELEPHONE:

EMAIL:

THORNBURG ETF TRUST

ATTACHMENT A

Fund/Ticker Symbol

Thornburg Core Plus Bond ETF

Thornburg Multi Sector Bond ETF

Thornburg International Equity ETF

Thornburg International Growth ETF

Information Classification: Limited Access

ATTACHMENT B

TO

AUTHORIZED PARTICIPANT AGREEMENT

FOR THORNBURG ETF TRUST

PROCEDURES FOR PROCESSING

CREATION ORDERS AND REDEMPTION ORDERS

This document supplements the Prospectus and the Authorized Participant Agreement (the “Agreement”) with respect to the procedures to be used by (i) the Transfer Agent and Distributor in processing orders for the purchase of Creation Units of the Fund (“Creation Orders”) and (ii) the Transfer Agent in processing orders for the redemption of Creation Units of the Fund (“Redemption Orders” and, together with Creation Orders, “Orders”). In the event of a conflict between the Prospectus and this Attachment B, the Prospectus shall control.

Notwithstanding the foregoing, the Trust may, but is not required to, permit an order consisting of a Custom Basket (“Custom Order”) until 4:00 p.m., Eastern time, or until the market close (in the event the Exchange closes early).

Before placing an Order, a Participant must have signed the Agreement. The Transfer Agent or Distributor, as the case may be, will assign a personal identification number (“PIN”) to each Authorized Person authorized to act for the Participant. This will allow a Participant through its Authorized Person(s) to place an Order with respect to Creation Units.

TO PLACE AN ORDER FOR PURCHASE OR REDEMPTION OF CREATION UNITS

1.	Placing an Order.

a.        General. To the extent possible, Orders shall be submitted through the Internet (“Web Order Site” or “Fund Connect”) as described in section 1.b. below. If Fund Connect is not available, Orders may be placed by telephone, as described in section 1.c. If the Transfer Agent has not provided an order number to a Participant in response to the Participant’s request for Creation Units and the Participant has not transmitted the Order Form to the Transfer Agent prior to the Order Cut-Off Time (as defined below), the Order will not be complete and will not be processed. Redemption Orders that are not completed prior to the Order Cut-Off Time will be processed on the next Business Day, unless withdrawn in writing by the Participant.

b.        Using Fund Connect to Initiate the Order. An Authorized Person for the Participant will log in to Fund Connect prior to the cut-off time for placing Orders with the Fund (the “Order Cut-Off Time”) set forth in the particular Fund’s order form (“Order Form”) and enter the terms of the Order. An Order must be submitted as of the Order Cut-Off Time on the day the Order was placed if it is to be processed by Fund Connect in accordance with the procedures outlined below and in the documents listed in the following paragraph.

Orders submitted through Fund Connect must be in accordance with the terms of this Agreement, the Prospectus, the Web Order Site, the State Street Fund Connect Buy-Side User Agreement (the “Fund Connect Agreement,” which must be separately entered into by the Participant) and the applicable Fund Connect User Guide (or any successor documents). To the extent that any provision of this Agreement (including this Attachment B) is inconsistent with any provision of any Fund Connect Agreement, the Fund Connect Agreement shall control with respect to State Street’s provision of the Web Order Site; provided, however, it is not the intention of the parties to otherwise modify the rights, duties and obligations of the parties under the Agreement, which shall remain in full force and effect until otherwise expressly modified or terminated in accordance with its terms. Notwithstanding the forgoing, the Participant acknowledges that references to the applicable Fund Connect User Guide (or any successor documents) contained herein are for instructional purposes only, and such Fund Connect User Guide (or any successor documents) does not contain any additional representations, warranties or obligations by the Trust, the Transfer Agent, the Distributor or their respective agents.

c.        Using a Telephone Call to Initiate the Order. In the event the Fund Connect service is unavailable, an Authorized Person for the Participant may call the Transfer Agent’s telephone representative at the number listed on the Order Form prior to the Order Cut-Off Time to place an Order and receive an Order Number, as described further below. The telephone call must be answered, and the Order number must be issued prior to the Order Cut-Off Time. All paperwork, including a completed Order Form consistent with the telephonic instructions, required of the Participant must also be submitted to the Transfer Agent prior to the Order Cut-Off Time. Once an order number is issued and Order Form is submitted, the Order is complete and is irrevocable by the Participant and may only be cancelled by the Transfer Agent, Distributor or Trust in accordance with the provisions listed herein. If the corresponding Order Form is not submitted in good form prior to the Order Cut-Off Time or is inconsistent with the order as communicated by the Participant to the Transfer Agent, the Order will not be complete and will not be processed. Non-standard Orders generally must be arranged with the Trust in advance of Order placement. The Order Form (as may be revised from time to time) is incorporated into and made a part of this Agreement.

Upon verifying the authenticity of the caller (as determined by the use of the appropriate PIN) and the terms of the Order, the telephone representative will issue a unique Order Number. The Participant will transmit the terms of the Order in an electronic mail version of the Order Form to the Transfer Agent. All Orders with respect to the purchase or redemption of Creation Units are required to be in writing (by email or, as provided below, by facsimile) and accompanied by the designated Order Number.

If the creation order number has not been issued prior to the Order Cut-Off Time, the Creation Order will be invalid and will not be processed. If a redemption order number has not been issued prior to the Order Cut-Off Time, the Redemption Order will be processed on the next Business Day, unless withdrawn in writing by the Participant.

Information Classification: Limited Access

If a completed Order Form has not been transmitted by the Participant prior to the Order Cut-Off Time, or if the Order Form is not submitted in good form prior to the Order Cut-Off Time or is otherwise inconsistent with the order as communicated by the Participant to the Transfer Agent, the Creation Order will be invalid and will not be processed.

If the Participant is unable to send or receive electronic mail, it must inform the telephone representative when submitting the terms of its Order or as soon as such inability arises. Communication by facsimile may then be substituted for electronic mail in the steps described above, provided that each transmission is clearly marked with the time of transmission.

INCOMING TELEPHONE CALLS ARE QUEUED AND WILL BE HANDLED IN THE SEQUENCE RECEIVED. ACCORDINGLY, DO NOT HANG UP AND REDIAL. CALLS MUST BE CONCLUDED PRIOR TO THE ORDER CUT-OFF TIME. CALLS THAT ARE IN PROGRESS OR ARE UNANSWERED IN THE QUEUE AT OR AFTER THE ORDER CUT-OFF TIME WILL BE VERBALLY DENIED. INCOMING CALLS THAT ARE RECEIVED AFTER THE ORDER CUT-OFF TIME WILL NOT BE ANSWERED BY THE TELEPHONE REPRESENTATIVE. ALL TELEPHONE CALLS WILL BE RECORDED BY THE TELEPHONE REPRESENTATIVE, AND SUCH RECORDING WILL INCLUDE THE TIME OF THE TELEPHONE CALL.

NOTE THAT THE TELEPHONE CALL IN WHICH THE ORDER NUMBER IS ISSUED INITIATES THE ORDER PROCESS BUT DOES NOT ALONE CONSTITUTE THE ORDER. AN ORDER IS ONLY COMPLETED AND PROCESSED UPON SUBMISSION OF AN ORDER FORM IN GOOD FORM BY THE PARTICIPANT AND APPROVAL BY BOTH THE PARTICIPANT AND THE TRANSFER AGENT OR DISTRIBUTOR, AS APPLICABLE.

d.	Settlement.

(i)	Clearing Process. In general, the securities making up a Creation Unit must be delivered through the Federal Reserve System (for cash and U.S. government securities), through DTC (for corporate and municipal securities) or through a central depository account maintained at the Fund’s custodian or a sub-custodian on or before the Contractual Settlement Date (defined below). The Participant must also make available on or before the Contractual Settlement Date, by means satisfactory to the Fund, immediately available or same day funds estimated by the Fund to be sufficient to pay any applicable Cash Component next determined after acceptance of the Order, together with the applicable purchase transaction fees, related to an Order. Any excess funds will be returned following settlement of the issue of the Creation Unit. The “Contractual Settlement Date” is the earlier of: (i) the date upon which all of the required securities, any Cash Component and any other cash amounts which may be due are delivered to the Fund; and (ii) the settlement date of the Creation Unit. Creation Units will be issued through the NSCC in accordance with the terms and conditions of the NSCC systems from time to time adopted and communicated to NSCC participants.

Any settlement outside the NSCC Clearing Process may be subject to additional requirements and fees as discussed in the Prospectus.

(ii)	Outside the Clearing Process. In general, securities making up a Creation Unit must be delivered to an account maintained at the applicable local Subcustodian on or before the International Contractual Settlement Date (defined below). The Participant must also make available on or before the International Contractual Settlement Date, by means satisfactory to the Fund, immediately available or same day funds estimated by the Fund to be sufficient to pay any Cash Component of the Creation Unit, together with any applicable fees. Any excess funds will be returned following settlement of the issue of the Creation Unit. The “International Contractual Settlement Date” will be the earlier of: (i) the date upon which all of the required securities making up a Creation Unit, and any related Cash Component and other cash amounts due are delivered to the Fund; and (ii) the latest day for settlement on the customary settlement cycle in the jurisdiction(s) where any of such securities are customarily traded.

Except as provided in the next two paragraphs, a Creation Unit will not be issued outside of the Clearing Process until the transfer of good title to the Fund of the Deposit Securities and the payment of any Cash Component and applicable fees have been completed. When the Subcustodian confirms to the Fund’s custodian that the required securities (or, when permitted in the sole discretion of the Fund, the cash value thereof) have been delivered to the account of the relevant Subcustodian, the Distributor or its agent and the applicable Fund’s adviser shall be notified of such delivery and such Fund or its agent will issue and cause the delivery of the Creation Unit. Creation Units are generally issued on a “T+1 basis” (i.e., one Business Day after trade date). Each Fund reserves the right to settle Creation Unit transactions on a basis other than T+1, including a shorter settlement period, in accordance with the Prospectus.

As further discussed in Section 4 below, in the event that a deposit of securities is incomplete on the settlement date for a Creation Unit, the Fund may issue a Creation Unit notwithstanding such deficiency in reliance on the undertaking of the Participant to deliver the missing securities as soon as possible, which undertaking shall be secured by the Participant’s delivery and maintenance of collateral consisting of cash having a value at least equal to 115% of the value of the missing securities. The parties hereto agree that the delivery of such collateral shall be made in accordance with cash collateral settlement procedures provided to the Participant (upon its written request) by the Transfer Agent. The applicable Fund may use such collateral at any time to buy the missing securities at any time and the Participant agrees to accept liability for any shortfall between the cost to the Fund of purchasing such securities and the value of the collateral (including, without limitation, liability for related and documented brokerage, borrowings and other charges), which may be sold by the Fund at such time, and in such manner, as the Fund may determine in its sole discretion.

Information Classification: Limited Access

2.	Further Information Regarding the Placement of Orders by the Internet.

a.        Certain Acknowledgements. The Participant acknowledges and agrees (i) that the Trust, the Transfer Agent, the Distributor and their respective agents may elect to review any Order placed through the Web Order Site manually before it is executed and that such manual review may result in a delay in execution of such Order; (ii) that during periods of heavy market activity or other times, it may be difficult to place Orders via the Web Order Site and the Participant may place Orders as otherwise set forth in this Attachment B; and (iii) that any transaction information, content, or data downloaded or otherwise obtained through the use of the Web Order Site are done at the Participant’s own discretion and risk.

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE FUND CONNECT AGREEMENT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE WEB ORDER SITE IS PROVIDED “AS IS,” “AS AVAILABLE” WITH ALL FAULTS AND WITHOUT ANY WARRANTY OF ANY KIND. SPECIFICALLY, WITHOUT LIMITING THE FOREGOING, ALL WARRANTIES, CONDITIONS, OTHER CONTRACTUAL TERMS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE WEB ORDER SITE, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY THE TRUST, THE TRANSFER AGENT, THE DISTRIBUTOR OR THEIR RESPECTIVE AGENTS, AFFILIATES, LICENSORS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO AS TO TITLE, SATISFACTORY QUALITY, ACCURACY, COMPLETENESS, UNINTERRUPTED USE, NON-INFRINGEMENT, TIMELINESS, TRUTHFULNESS, SEQUENCE, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES, CONDITIONS AND OTHER CONTRACTUAL TERMS ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

b.        Election to Terminate Placing Orders by Internet. The Participant may elect at any time to discontinue placing Orders through the Web Order Site without providing notice under the Agreement.

3.	Acknowledgment Regarding Telephone and Internet Transactions. During periods of heavy market activity or other times, the Participant acknowledges it may be difficult to reach the Trust by telephone or to transact business over the Internet via the Web Order Site. Technological irregularities may also make the use of the Internet and Web Order Site slow or unavailable at times. The Trust may terminate the receipt of redemption or exchange Orders by telephone or the Internet at any time, in which case you may redeem or exchange Shares by communication through facsimile. All Order Forms transmitted through facsimile must be transmitted, and order numbers must be issued, prior to the Order Cut-Off Time. If a completed Order Form has not been transmitted by the Participant prior to the Order Cut-Off Time, the Creation Order will be invalid and will not be processed. Solely with respect to Redemption Orders, if the Order Form has not been transmitted in good form or the order number has not been issued prior to the Order Cut-Off Time, the Redemption Order will be processed on the next Business Day, unless withdrawn in writing by the Participant.

4.	Purchase of Creation Units Without Receipt of Deposit Securities. Creation Units of the Fund may be purchased in advance of receipt by the Trust of all or a portion of the applicable Deposit Securities, provided that the Participant deposits an initial deposit of cash with the Trust having a value greater than the net asset value of the Shares on the date the Order is placed in proper form. In addition to available Deposit Securities and cash that generally comprise a Creation Unit, cash must be deposited in an amount at least equal to 115% of the marked to market value of any undelivered Deposit Securities (the “Additional Cash Deposit”). The Order shall be deemed to be received on the Business Day on which the Order is placed provided that the order number is issued prior to the Order Cut-Off Time on such date and cash in the appropriate amount is deposited with the Custodian by 1:00 p.m. Eastern Time or such other time as designated by the Custodian on the settlement date. If the Order number has not been issued prior to the Order Cut-Off Time or federal funds in the appropriate amount are not received by 1:00 p.m. Eastern Time on the settlement date, then the Order will be rejected as invalid and the Participant shall be liable to the Trust for losses, if any, resulting therefrom. An additional amount of cash shall be required to be deposited with the Trust, pending delivery of the missing Deposit Securities to the extent necessary to maintain an amount of cash on deposit with the Trust at least equal to 115% of the daily marked to market value of the missing Deposit Securities. In the event that additional cash is not paid, the Trust may use the cash on deposit to purchase the missing Deposit Securities. The Participant will be liable to the Trust for the costs incurred by the Trust in connection with any such purchases and the Participant shall be liable to the Trust for any shortfall between the cost to the Trust of purchasing any missing Deposit Securities and the value of the collateral. These costs will be deemed to include the amount by which the actual purchase price of the Deposit Securities exceeds the market value of such Deposit Securities on the day the Creation Order was deemed received by the Distributor plus the brokerage and related transaction costs associated with such purchases. The Trust will return any unused portion of the Additional Cash Deposit once all of the missing Deposit Securities have been properly received by the Custodian or purchased by the Trust and deposited into the Trust. The Trust shall charge and the Participant agrees to pay to the Trust the Transaction Fee and any additional fees prescribed in the Prospectus. The delivery of Creation Units of the Fund so created will occur no later than the prescribed settlement date following the day on which the Creation Order is deemed received by the Distributor.

Information Classification: Limited Access

5.	CASH PURCHASES.

When, in the sole discretion of the Trust, partial or full cash purchases of Creation Units of Shares are available or specified for a Fund, such purchases shall be effected in essentially the same manner as in-kind purchases thereof. In the case of a partial or full cash purchase or where the cash equivalent value of one or more Deposit Securities is being deposited in lieu of such Deposit Security, the Participant must pay the cash equivalent of the Deposit Securities it would otherwise be required to provide through an in-kind purchase, plus the same Cash Component required to be paid by an in-kind purchaser. In addition, to offset the Trust’s brokerage, transaction, and other costs associated with using the cash to purchase the requisite Deposit Securities, the Participant may be required to pay certain transaction fees and charges for cash purchases and may be required to cover certain brokerage, tax, foreign exchange, execution and price movement costs. Such transaction fees and additional amounts, if any, shall be included in the calculation of the Cash Component to be received. Any excess amounts will be returned to the Participant following settlement of the issue of the Creation Unit of Shares.

6.	CUSTOM BASKETS.

The Trust has developed procedures for Creations and Redemptions using the standard baskets of Deposit Securities that differ from that published by NSCC as the then-existing portfolio basket for the Fund (a “Custom Basket”). In order for a Participant to deliver or receive a Custom Basket to the Distributor or Transfer Agent and the Trust in connection with a purchase or redemption order rather than the standard basket of Deposit Securities published by NSCC together with the Cash Amount, any cash in lieu amounts and any other cash fees, the Distributor, the Funds’ investment adviser, or Trust will notify the Participant that the Fund would like to effect the purchase or redemption through a Custom Basket and identify the contents of the Custom Basket on or prior to the time the Participant submits with its Order and the Participant must agree to deliver the Custom Basket in connection with the purchase or redemption.

7.	SETTLEMENT TRANSACTIONS.

With respect to short settlement transactions, as may be permitted for certain Funds from time to time, each Trust may assess a cash collateral buffer as a percentage of the total order value. The cash collateral buffer would be added to the Cash Component of the basket. On the Business Day following the trade date of a short settlement transaction, each Trust will calculate the true-up amount and either instruct a return wire to the AP with all or a portion of the cash collateral or require additional funds from the AP. Each Trust requires the true-up amount from the AP to be paid same day.

ATTACHMENT C

AUTHORIZED PERSONS

THORNBURG ETF TRUST

The following individuals are Authorized Persons pursuant to Section 6 of the Participant Agreement between ALPS Distributors, Inc. and Participant, subject to acceptance by State Street, and

,
Participant Name		NSCC #

NAME(1)	TITLE(1)	SIGNATURE(1)	TELEPHONE NUMBER(2)	E-MAIL ADDRESS(2)

Date:

Certified By (Signature):

Print Name:

Title:

(1)	Required information.

(2)	Required information to use the Web Order Site.

Information Classification: Limited Access